INVESTMENT MANAGEMENT AGREEMENT

                  AGREEMENT made as of the 1st day of March, 2005, between TEMPLETON GLOBAL INVESTMENT TRUST (hereinafter referred to as the "Trust"), on behalf of Templeton Income Fund (the "Fund"), and TEMPLETON GLOBAL ADVISORS LIMITED (hereinafter referred to as the "Manager").

                  In consideration of the mutual agreements herein made, the Trust on behalf of the Fund and the Manager understand and agree as follows:

               (1) The Manager agrees, during the life of this Agreement, to manage the investment and reinvestment of the Fund's assets consistent with the provisions of the Trust Instrument of the Trust and the investment policies adopted and declared by the Trust's Board of Trustees. In pursuance of the foregoing, the Manager shall make all determinations with respect to the investment of the Fund's assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement those determinations. Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's investment securities shall be exercised, subject to guidelines adopted by the Board of Trustees. It is understood that all acts of the Manager in performing this Agreement are performed by it outside the United States.

               (2) The Manager is not required to furnish any personnel, overhead items or facilities for the Fund, including trading desk facilities or daily pricing of the Fund's portfolio.

               (3) The Manager shall be responsible for selecting members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as "brokers") for the execution of the Fund's portfolio transactions consistent with the Trust's brokerage policies and, when applicable, the negotiation of commissions in connection therewith.

                  All decisions and placements shall be made in accordance with the following principles:

               A. Purchase and sale orders will usually be placed with brokers which are selected by the Manager as able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable security price, taking into account the other provisions hereinafter set forth. The determination of what may constitute best execution and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitation, the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future, and the financial strength and stability of the broker. Such considerations are judgmental and are weighed by the Manager in determining the overall reasonableness of brokerage commissions.

               B. In selecting brokers for portfolio transactions, the Manager shall take into account its past experience as to brokers qualified to achieve "best execution," including brokers who specialize in any foreign securities held by the Fund.

               C. The Manager is authorized to allocate brokerage business to brokers who have provided brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "1934 Act"), for the Fund and/or other accounts, if any, for which the Manager exercises investment discretion (as defined in Section 3(a)(35) of the 1934 Act) and, as to transactions for which fixed minimum commission rates are not applicable, to cause the Fund to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and the other accounts, if any, as to which it exercises investment discretion. In reaching such determination, the Manager will not be required to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services. In demonstrating that such determinations were made in good faith, the Manager shall be prepared to show that all commissions were allocated and paid for purposes contemplated by the Trust's brokerage policy; that the research services provide lawful and appropriate assistance to the Manager in the performance of its investment decision-making responsibilities; and that the commissions paid were within a reasonable range. Whether commissions were within a reasonable range shall be based on any available information as to the level of commission known to be charged by other brokers on comparable transactions, but there shall be taken into account the Trust's policies that (i) obtaining a low commission is deemed secondary to obtaining a favorable securities price, since it is recognized that usually it is more beneficial to the Fund to obtain a favorable price than to pay the lowest commission; and (ii) the quality, comprehensiveness and frequency of research studies that are provided for the Manager are useful to the Manager in performing its advisory services under this Agreement. Research services provided by brokers to the Manager are considered to be in addition to, and not in lieu of, services required to be performed by the Manager under this Agreement. Research furnished by brokers through which the Fund effects securities transactions may be used by the Manager for any of its accounts, and not all research may be used by the Manager for the Fund. When execution of portfolio transactions is allocated to brokers trading on exchanges with fixed brokerage commission rates, account may be taken of various services provided by the broker.

               D.  Purchases and sales of portfolio securities within the United
                    States other than on a securities exchange shall be executed with primary market makers acting as principal, except where, in the judgment of the Manager, better prices and execution may be obtained on a commission basis or from other sources.

               E.  Sales of the Fund's shares (which shall be deemed to include also shares of other registered investment companies which have either the same adviser or an investment adviser affiliated with the Manager) by a broker are one factor among others to be taken into account in deciding to allocate portfolio transactions (including agency transactions, principal transactions, purchases in underwritings or tenders in response to tender offers) for the account of the Fund to that broker; provided that the broker shall furnish "best execution," as defined in subparagraph A above, and that such allocation shall be within the scope of the Trust's policies as stated above; provided further, that in every allocation made to a broker in which the sale of Fund shares is taken into account, there shall be no increase in the amount of the commissions or other compensation paid to such broker beyond a reasonable commission or other compensation determined, as set forth in subparagraph C above, on the basis of best execution alone or best execution plus research services, without taking account of or placing any value upon such sale of the Trust's shares.

               (4) The Fund agrees to pay to the Manager a monthly fee in dollars at an annual rate of 0.625% of the first $500 million of the daily net assets of the Fund during the month preceding each payment, reduced as follows: on such net assets in excess of $500 million up to and including $1 billion, a monthly fee equal on an annual basis to 0.525%; on such net assets in excess of $1 billion up to $1.5 billion, a monthly fee equal on an annual basis to 0.475%; on such net assets in excess of $1.5 billion up to and including $6.5 billion, a monthly fee equal on an annual basis to 0.425%; on such net assets in excess of $6.5 billion up to $11.5 billion, a monthly fee equal on an annual basis to 0.400%; on such net assets in excess of $11.5 billion up to and including $16.5 billion, a monthly fee equal on an annual basis to 0.3775%; on such net assets in excess of $16.5 billion up to $19 billion, a monthly fee equal on an annual basis to 0.365%; on such net assets in excess of $19 billion up to and including $21.5 billion, a monthly fee equal on an annual basis to 0.355%; on such net assets in excess of $21.5 billion, a monthly fee equal on an annual basis to 0.345%, payable at the end of each calendar month. The Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund's expenses, as if such waiver or limitation were fully set forth herein.

                  Notwithstanding the foregoing, if the total expenses of the Fund (including the fee to the Manager) in any fiscal year of the Trust exceed any expense limitation imposed by applicable State law, the Manager shall reimburse the Fund for such excess in the manner and to the extent required by applicable State law. The term "total expenses," as used in this paragraph, does not include interest, taxes, litigation expenses, distribution expenses, brokerage commissions or other costs of acquiring or disposing of any of the Fund's portfolio securities or any costs or expenses incurred or arising other than in the ordinary and necessary course of the Fund's business. When the accrued amount of such expenses exceeds this limit, the monthly payment of the Manager's fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Trust's fiscal year if accrued expenses thereafter fall below the limit.

               (5) This Agreement shall be effective as of the date first written above and shall continue in effect until April 30, 2006. If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Trust's Board of Trustees who are not parties to this Agreement or "interested persons" (as defined in Investment Company Act of 1940 (the "1940 Act")) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Trust's Board of Trustees as a whole.

               (6) Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty (60) days' written notice to the other party, provided that termination by the Trust is approved by vote of a majority of the Trust's Board of Trustees in office at the time or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act).

               (7) This Agreement will terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

               (8) In the event this Agreement is terminated and the Manager no longer acts as Manager to the Fund, the Manager reserves the right to withdraw from the Fund the use of the name "Templeton" or any name misleadingly implying a continuing relationship between the Fund and the Manager or any of its affiliates.

               (9) Except as may otherwise be provided by the 1940 Act, neither the Manager nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the performance by the Manager of its duties under the Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund's assets, or from acts or omissions of custodians, or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, or for failure, on the part of the custodian or otherwise, timely to collect payments, except for any liability, loss or damage resulting from willful misfeasance, bad faith or gross negligence on the Manager's part or by reason of reckless disregard of the Manager's duties under this Agreement. It is hereby understood and acknowledged by the Trust that the value of the investments made for the Fund may increase as well as decrease and are not guaranteed by the Manager. It is further understood and acknowledged by the Trust that investment decisions made on behalf of the Fund by the Manager are subject to a variety of factors which may affect the values and income generated by the Fund's portfolio securities, including general economic conditions, market factors and currency exchange rates, and that investment decisions made by the Manager will not always be profitable or prove to have been correct.

               (10) It is understood that the services of the Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Manager, or any affiliate thereof, from providing similar services to other investment companies and other clients, including clients which may invest in the same types of securities as the Fund, or, in providing such services, from using information furnished by others. When the Manager determines to buy or sell the same security for the Fund that the Manager or one or more of its affiliates has selected for clients of the Manager or its affiliates, the orders for all such security transactions shall be placed for execution by methods determined by the Manager, with approval by the Trust's Board of Trustees, to be impartial and fair.

               (11) Pursuant  to Section 6.2 of the Code of Conduct for Persons
                    Registered with the Securities and Futures Commission (the "SFC"), the following information is included in this
                    Agreement:

                    UNDERTAKINGS. Each party undertakes to notify the other party in the event of any material change to the information provided in this Agreement.

                    CERTAIN INFORMATION ABOUT THE MANAGER.

                    (i) The Manager's full name and address is:

                        Templeton Global Advisors Limited
                        Box N-7759
                        Nassau, Bahamas

                    (ii) The Manager's registration status with the SFC is
                         active.

                    CERTAIN INFORMATION ABOUT THE TRUST. The Trust's full name and verified address is:

                         Templeton Global Investment Trust
                         500 East Broward Boulevard
                         Fort Lauderdale, Florida  33394-3091

               (12) This Agreement shall be construed in accordance with the laws of the State of Delaware, PROVIDED that nothing herein shall be construed as being inconsistent with applicable Federal and state securities laws and any rules, regulations and orders thereunder.

               (13) If any  provision  of this  Agreement  shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

               (14) Nothing herein shall be construed as constituting the Manager an agent of the Trust.

               (15) It is understood and expressly  stipulated  that neither the holders of shares of the Fund nor any Trustee, officer, agent or employee of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

                  [Remainder of page left intentionally blank.]






                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

                                            TEMPLETON GLOBAL INVESTMENT TRUST


                                            By:/s/DAVID P. GOSS
                                               -------------------------------
                                               Name: David P. Goss
                                               Title: Vice President and
                                                      Assistant Secretary

                                            TEMPLETON GLOBAL ADVISORS LIMITED


                                            By:/s/JEFFREY A. EVERETT
                                               -------------------------------
                                               Name: Jeffrey A. Everett
                                               Title: President